Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-270371, 333-260933 and 333-260934) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of Expensify, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2026